Exhibit 99.2
FOR IMMEDIATE RELEASE
Nastech Announces Proposed Public Offering of Common Stock
Bothell, Wash., Aug. 1, 2005 – Nastech Pharmaceutical Company Inc. (“Nastech”) (Nasdaq: NSTK) announced today plans to offer 1.5 million shares of common stock in an underwritten public offering pursuant to an effective shelf registration statement. Nastech intends to grant the underwriters an option to purchase an additional 225,000 shares of common stock to cover over-allotments.
Needham & Company, LLC is acting as sole lead book-running manager for the proposed offering. SunTrust Robinson Humphrey and Delafield Hambrecht, Inc. are acting as co-managers.
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying prospectus.
A preliminary prospectus supplement and the accompanying base prospectus will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus, which meet the requirements of the Securities Act of 1933, as amended, can be obtained upon request in writing to Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.
About Nastech
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Contacts:
Gregory L. Weaver
Chief Financial Officer
(425) 908-3600
Ed Bell
Senior Manager Investor Relations
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines
(212) 845-4235